EXHIBIT 21.1

SUBSIDIARIES OF XTO ENERGY INC.

Jurisdiction of Incorporation

XTO Barnett LLC	Delaware
XTO Resources I GP, LLC	Delaware
XTO Resources I LP, LLC	Delaware
XTO Resources I, LP	Texas
Barnett Gathering, LP	Texas
Cross Timbers Energy Services, Inc.	Texas
Cross Timbers Trading Company	Texas
Ringwood Gathering Company	Delaware
Timberland Gathering & Processing Company, Inc.	Texas
WTW Properties, Inc.	Texas
Trend Gathering & Treating, LP	Texas
PERI LLC	Delaware
PERI Acquisitions Mangement #2, LLC	Colorado
PERI Energy Acquisition #2, LLC	Colorado
PERI Texas Resources, LP	Texas